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                                  EXHIBIT 11.1

                              LOMAK PETROLEUM, INC.


                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)



                                                                    Three Months Ended September 30,
                                                                  --------------------------------------
                                                                        1995                 1996
                                                                  -----------------    -----------------

Average shares outstanding                                                  11,939               14,674

Net effect of conversion of warrants and stock options                         191                  484
                                                                  -----------------    -----------------
Total primary and fully diluted shares                                      12,130               15,158
                                                                  =================    =================


Net income                                                          $          897         $      2,719

Less preferred stock dividends                                                 (94)                (584)
                                                                 -----------------    ------------------
Net income applicable to common shares                              $          803         $      2,135
                                                                  =================    =================
Earnings per common share                                           $          .07         $        .14
                                                                  =================    =================


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